                                                                    EXHIBIT 11.1

                 PACIFIC REHABILITATION & SPORTS MEDICINE, INC.
                       COMPUTATION OF PER SHARE EARNINGS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1994       1993       1992
                                                                                     ---------  ---------  ---------
Net earnings.......................................................................  $   2,126  $   1,047  $     961
Weighted average shares outstanding for the period.................................      6,000      3,702      3,332
Dilutive common stock options using the treasury stock method......................        115        294        406
                                                                                     ---------  ---------  ---------
Total shares used in per share calculations........................................      6,115      3,996      3,738
                                                                                     ---------  ---------  ---------
Earnings per share(1)(2)...........................................................  $     .35  $     .26  $     .26

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(1) Fully  diluted  earnings  per share  is  not disclosed  on  the consolidated statements of earnings as it is not more than three percent different from primary earnings per share.

(2) Earnings per share in 1993 and 1992 have been adjusted by $.02 and $.03, respectively, from amounts previously reported on a pro forma basis in the Company's Registration Statement dated April 14, 1994, to reflect the impact of the Securities and Exchange Commission Staff Accounting Bulletin No. 83.